Exhibit 99.1
Press Release

Media Contact:	Nancy Welsh

319.295.2123

nkwelsh@rockwellcollins.com

Investor Contact:	Dan Crookshank

319.295.7575

investorrelations@rockwellcollins.com

Rockwell Collins’ second quarter fiscal year 2006 earnings per share improve 25% to 65 cents on revenue growth of 15%

Fiscal year 2006 EPS guidance range increased 5 cents to $2.60 — $2.70

CEDAR RAPIDS, Iowa (April 26, 2006) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $114 million for the second quarter of fiscal year 2006 ended March 31, 2006, an increase of $19 million, or 20%, over fiscal year 2005 second quarter net income of $95 million. Earnings per share improved 25% to 65 cents compared to 52 cents for the same period last year. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program. Total segment operating margin for the second quarter improved 140 basis points to 19.4% compared to 18.0% last year.

Second quarter sales were $957 million, an increase of $128 million, or 15% from the $829 million reported last year. Organic revenue growth was 13%, with incremental sales from the TELDIX business, acquired at the end of last year’s second quarter, contributing $21 million, or 2 percentage points of the total revenue growth. For the first six months of fiscal year 2006, cash flow from operating activities totaled $140 million compared to $206 million for the same period a year ago. The lower current year cash flow from operating activities is primarily due to anticipated higher income tax payments during the first half of the current year.

“Another quarter of profitable growth has contributed to an outstanding first half of fiscal year 2006,” said Clay Jones, Rockwell Collins Chairman, President and Chief Executive Officer. “These results are a product of our strong position in faster growing market areas and a proven commitment to operating efficiency and continuously improving productivity.”

Current year second quarter earnings include $5 million ($3 million after tax, or 2 cents per share) of stock-based compensation costs related to the company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on October 1, 2005.

Commenting on the company’s outlook for the remainder of the fiscal year, Jones continued, “We expect overall market conditions for both our businesses to remain robust, particularly related to the production of new air transport and business jet aircraft. Higher than anticipated revenue growth in Commercial Systems has led us to raise our expectations for full year earnings per share.”

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved second quarter sales of $513 million, an increase of $87 million, or 20%, compared to the $426 million reported for the same period last year. Organic revenues grew 15%, with TELDIX sales contributing $21 million, or 5 percentage points of Government Systems’ total revenue growth.

Sales of defense electronics systems and products increased $71 million, or 25%, to $358 million driven by significantly higher revenues related to ground force navigation products and the incremental TELDIX revenues. In addition, higher revenues from electronics systems upgrade programs for various fixed and rotary wing military aircraft and helmet mounted tactical aircraft display programs were partially offset by lower simulation and training revenues primarily due to the timing of contract awards. Defense communications sales increased $16 million, or 12%, to $155 million due to higher revenues from advanced data link and other transformational defense communications development programs.

Government Systems’ second quarter operating earnings increased 32% to $100 million, or an operating margin of 19.5%, compared to operating earnings of $76 million, or an operating margin of 17.8%, for the same period last year. The higher operating earnings and operating margin were primarily attributable to the combination of the higher sales, productivity improvements and favorable production volume mix, partially offset by lower margin TELDIX revenues.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved second quarter sales of $444 million, an increase of $41 million, or 10%, compared to sales of $403 million reported for the same period last year.

Sales to airlines and aircraft original equipment manufacturers (OEMs) increased $40 million, or 22%, to $225 million. Significantly higher flight deck avionics and cabin electronics systems revenues resulting from accelerating air transport and business aircraft production rates more than offset lower regional jet avionics revenues. Commercial Systems’ aftermarket revenues of $219 million were essentially unchanged from last year. A sharp decline in regulatory mandate program revenues and lower in-flight entertainment retrofit revenues offset a 13% increase in other core aftermarket activities, with particular strength in retrofit, spares and business and regional aircraft service and support activities. The air transport aviation electronics and business and regional aviation electronics product portfolios contributed nearly equally to the rate of Commercial Systems’ total revenue growth.

Commercial Systems’ second quarter operating earnings increased 18% to $86 million, or an operating margin of 19.4%, compared to operating earnings of $73 million, or an operating margin of 18.1%, for the same period a year ago. The higher operating earnings and operating margin resulted from the combination of the higher sales volume and productivity improvements, partially offset by higher research and development costs and the decline in higher margin regulatory mandate revenues.

Financial Highlights:

During the second quarter of fiscal year 2006, the company repurchased 1.5 million shares of its common stock at a total cost of $78 million.

On February 7, 2006 the company’s Board of Directors authorized the repurchase of $500 million of company common stock; raising the total amount of share repurchases authorized by the company’s Board since the inception of the program in December 2001 to $1.5 billion. The strength of the company’s balance sheet and operating cash flow allows the company to utilize this flexible method of providing additional value to shareowners while continuing to execute on its growth strategies. Total authorized share repurchases available beyond March 31, 2006 stand at $455 million.

Fiscal Year 2006 Outlook

Based on the expectation of continuing robust commercial and government market conditions, particularly related to new air transport and business jet aircraft production, and Commercial Systems’ stronger than originally anticipated revenues during the first six months of the year, the company has raised its projections for earnings per share and Commercial Systems’ revenue growth as follows:

- Earnings per share are now expected to be in the range of $2.60 to $2.70, a 5 cent increase from the previous guidance range of $2.55 to $2.65.

- Commercial Systems’ full year sales are projected to increase over fiscal year 2005 sales by 8% to 10%, up from the previous guidance range of 7% to 9%.

The new guidance continues to assume a full year effective income tax rate of approximately 30% which is dependent upon legislative action to retroactively extend the availability of research and development tax credits from December 31, 2005 to at least the end of the 2006 fiscal year.

A summary of these and other elements of the company’s current fiscal year 2006 financial guidance are summarized below.

• Total sales	$3.8 billion to $3.9 billion

• Segment sales growth:(1)

- Government Systems(2)	14% to 16%

- Commercial Systems	8% to 10%

• Segment operating margins:(3)

- Government Systems	Approx 19%

- Commercial Systems	19% to 20%

• Earnings per share	$2.60 to $2.70

• Cash flow from operating activities	Approx $600 million

• Research & development costs	Approx $690 million

• Capital expenditures	Approx $140 million

(1)	Projected growth rate over prior fiscal year actual segment sales.

(2)	Includes 2 percentage points of growth from incremental TELDIX revenues recognized during the first six months of fiscal year 2006.

(3)	Segment operating margins exclude the impact of stock-based compensation expense.

Business Highlights:

Rockwell Collins to acquire the simulation business of Evans & Sutherland: Rockwell Collins entered into a definitive agreement to acquire the simulation assets of Evans & Sutherland (E&S), a leading provider of visual simulation solutions for military and commercial customers. Pursuant to the terms of the agreement, Rockwell Collins will acquire E&S’s military and commercial simulation assets, including simulation facilities in Salt Lake City, Orlando and the United Kingdom, in a $71.5 million cash transaction. As part of the transaction, Rockwell Collins will have exclusive rights to the E&S laser projector for simulation. Approximately 200 E&S employees will join Rockwell Collins. The transaction is subject to customary closing conditions, including E&S shareholder approval, and is expected to close during the third quarter of Rockwell Collins’ 2006 fiscal year.

DARPA and AFRL selected Rockwell Collins for next phase of advanced networking program: The Defense Advanced Research Projects Agency (DARPA) and the Air Force Research Laboratory (AFRL) awarded Phase 2 of the QUINT Networking Technology (QNT) program to a team led by Rockwell Collins. The QNT program will develop robust, affordable miniature networked data link technologies suitable for use on weapons and by tactical unmanned air vehicles and dismounted soldiers. These data links will enable precision strike and efficient targeting against time-critical and mobile targets. They will also allow secure weapons handoff from the launch platform to any of several air or ground control platforms in the combat area. Rockwell Collins, along with its teammates Thales, Boeing and Launch Pad Labs, conducted initial architecture studies and hardware risk reduction as part of Phase 1, valued at $3.5 million. Phase 2 is a contract option valued at $19 million.

Rockwell Collins demonstrated Weapon Data Link Network in small form factor data link: Rockwell Collins, working in a cooperative effort with Boeing, successfully flight tested a miniaturized Weapon Data Link (WDL) integrated with the United States Department of Defense’s new Weapon Data Link Network Interface Control Document (WDLN ICD). An integrated, networked WDL will transform weapon capabilities by providing moving target hit and target re-assignment. The flight test demonstrated integration of a set of standard data link messages to communicate the required information to and from the weapon; that the messages can be transmitted and received through the existing Link-16 nets and be passed to appropriate agencies;  and that the data link can be sized to fit into a weapons application. Rockwell Collins also demonstrated two-way UHF communications with identical hardware. The WDL currently has the capability of being programmed with three different waveforms.

Singapore Airlines selected Rockwell Collins eFlight information management solution: Rockwell Collins was selected by Singapore Airlines to provide a comprehensive eFlightTM information management solution that will streamline air-to-ground communications for the airline. eFlight will replace paper-intensive manual processes with electronic database and document management services. Under the terms of the agreement, Rockwell Collins will implement Class 1 Electronic Flight Bags (EFBs) on Singapore Airlines’ Boeing 747’s, and will work with Boeing to provide applications for Class 3 EFBs on Singapore’s Boeing 777 fleet. Rockwell Collins will also implement the eFlight ground system to support information delivery to Singapore Airlines’ fleet and to their back office systems. Rockwell Collins eFlight is an end-to-end solution set for the airlines that enables secure exchange, processing, storage and retrieval of information among airborne and ground equipment throughout the entire operational chain. eFlight offers a broad range of database, document and communication management solutions that enhance aircraft operations and passenger experiences by using real-time connections to the ground operations center.

Rockwell Collins eXchange granted FCC license: Rockwell Collins eXchange™ broadband data and live TV solution recently received a commercial license from the Federal Communication Commission (FCC) to operate in the United States making it an approved system for installation and full operation on customer aircraft in the United States. The eXchange system combines the advanced antenna technology and signal processing capabilities of the Rockwell Collins Tailwind® 500 multi-region Direct Broadcast Satellite TV (DBS TV) system with the broadband services of Connexion by BoeingSM to enable real-time, nearly global two-way Ku-band data coverage. At speeds of 5 Mbps to the aircraft and 256 Kbps from the aircraft, passengers and aircraft operators can use the eXchange system to access the Internet, and fire-wall protected corporate intranets; send outgoing e-mail or open large attachments from incoming e-mail; get news, weather or destination information. Alternatively, eXchange also allows passengers to view over 400 channels of DBS TV programming in various DBS footprints around the world, including the U.S., Europe and the Middle East. The eXchange system, which will fully integrate with the Rockwell Collins Airshow 21 cabin electronics system, will also allow passengers to receive live TV over oceanic regions; the first such offering made available to business jet passengers.

Airbus selected Rockwell Collins to supply satcom systems for single-aisle aircraft: Rockwell Collins’ SAT-2100 high speed data satellite communication system has been selected as a supplier furnished equipment option on Airbus A318, A319, A320 and A321 aircraft. The certification, expected in January 2007, will mark the first Airbus certification for the SAT-2100. Small, lightweight, reliable and economical, the Rockwell Collins SAT-2100 system provides multi-channel voice, facsimile and data capability. The SAT 2100 product family has earned broad market adoption and is offerable on multiple aircraft types.

Rockwell Collins awarded service and support contracts by FR Aviation and PSA Airlines: FR Aviation selected Rockwell Collins to provide avionics Dispatch Plus support for their fleet of Pro Line 4 equipped aircraft. Under a four-year agreement, Rockwell Collins will provide avionics spares, as well as asset and repair management on a price per flight hour basis for all Rockwell Collins avionics equipment on FR Aviation’s fleet of 15 Falcon 20 aircraft. In addition, PSA Airlines, Inc., has renewed its contract with Rockwell Collins to provide support and maintenance of avionics onboard its fleet of 35 Bombardier CRJ-200 aircraft for the next ten years, as well as expanded the contract to include its fleet of 14 CRJ-700 aircraft.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 26, 2006. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through May 26, 2006.

Rockwell Collins is a worldwide leader in the design, production, and support of communication and aviation electronics for commercial and government customers. The company’s 17,000 employees in 27 countries deliver industry-leading communication, navigation, surveillance, display, flight control, in-flight entertainment, information management, and maintenance, training and simulation solutions. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of new and existing products and services; reliability of and customer satisfaction with our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain program restructuring, customer procurements, and congressional approvals; risk of contract price reductions and payment withholds related to noncompliance with U. S. Defense Department specialty metal requirements; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of asset impairments and government claims related to our pension plan freeze; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2006	2005	2006	2005
Sales
Government Systems	$513	$426	$986	$816
Commercial Systems	444	403	852	776

Total sales	$957	$829	$1,838	$1,592

Segment operating earnings
Government Systems	$100	$76	$193	$146
Commercial Systems	86	73	164	145

Total segment operating earnings	186	149	357	291
Interest expense	(3)	(2)	(6)	(5)
Earnings (loss) from corporate-level equity affiliate	—	(1)	1	—
Stock-based compensation	(5)	—	(9)	—
General corporate, net	(16)	(13)	(28)	(24)

Income before income taxes	162	133	315	262
Income tax provision	(48)	(38)	(97)	(77)

Net income	$114	$95	$218	$185

Diluted earnings per share	$0.65	$0.52	$1.24	$1.02
Weighted average diluted shares outstanding	175.9	182.0	176.3	181.3

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three and six months ended March 31, 2006 and 2005 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2006	2005	2006	2005
Defense electronics	$358	$287	$700	$553
Defense communications	155	139	286	263
Air transport aviation electronics	243	222	465	424
Business and regional aviation electronics	201	181	387	352

Total	$957	$829	$1,838	$1,592

Original equipment	$225	$185	$427	$340
Aftermarket	219	218	425	436

Total Commercial Systems sales	$444	$403	$852	$776

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31,	September 30,
	2006	2005
Assets
Cash and cash equivalents	$152	$145
Receivables	749	736
Inventories	707	678
Current deferred income taxes	184	178
Other current assets	55	43

Total current assets	1,847	1,780
Property	495	473
Goodwill and intangible assets	566	571
Other assets	325	324

Total assets	$3,233	$3,148

Liabilities and shareowners’ equity
Accounts payable	$265	$283
Compensation and benefits	216	272
Income taxes payable	17	48
Product warranty costs	181	172
Advance payments from customers	208	194
Other current liabilities	193	215

Total current liabilities	1,080	1,184
Long-term debt	196	200
Retirement benefits	768	758
Other liabilities	70	67
Shareowners’ equity	1,119	939

Total liabilities and shareowners’ equity	$3,233	$3,148

Certain prior year amounts have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	March 31
	2006	2005
Operating Activities:
Net income	$218	$185
Adjustments to arrive at cash provided by operating activities:
Depreciation	40	43
Amortization of intangible assets	9	9
Stock-based compensation	9	—
Compensation and benefits paid in common stock	25	31
Tax benefit from the exercise of stock options	21	25
Excess tax benefit from stock-based compensation	(21)	—
Deferred income taxes	(7)	8
Pension plan contributions	(8)	(4)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(16)	(31)
Inventories	(34)	(21)
Accounts payable	(16)	4
Income taxes	(31)	4
Compensation and benefits	(56)	(19)
Other assets and liabilities	7	(28)

Cash Provided by Operating Activities	140	206

Investing Activities:
Property additions	(60)	(48)
Acquisition of businesses, net of cash acquired	—	(18)
Acquisition of intangible assets	—	(7)
Proceeds from disposition of property	—	2

Cash Used for Investing Activities	(60)	(71)

Financing Activities:
Purchases of treasury stock	(111)	(106)
Cash dividends	(41)	(43)
Proceeds from exercise of stock options	58	71
Excess tax benefit from stock-based compensation	21	—

Cash Used for Financing Activities	(73)	(78)

Effect of exchange rate changes on cash and cash equivalents	—	3

Net Change in Cash and Cash Equivalents	7	60
Cash and Cash Equivalents at Beginning of Period	145	196

Cash and Cash Equivalents at End of Period	$152	$256

Certain prior year amounts have been reclassified to conform to the current year presentation.